SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated January 12, 2010

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2010, Neal Goldberg, Chief Executive Officer and a director of Zale Corporation (the “Company”), left the Company effective immediately.  In addition, on January 13, 2010, William Acevedo, the Company’s Chief Stores Officer, left the Company effective immediately.

Effective January 12, 2010, Theo Killion, the Company’s President, was appointed to serve in the additional role of Interim Chief Executive Officer and has also assumed responsibility for store operations.

Mr. Killion has served as President of the Company since August 5, 2008. From January 23, 2008 to August 5, 2008, he served as the Company’s Executive Vice President of Human Resources, Legal and Corporate Strategy. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, Mr. Killion served in various management positions with Limited Brands.

Effective January 12, 2010, Gilbert Hollander, the Company’s Chief Sourcing and Supply Chain Officer, assumed the additional role of Chief Merchandising Officer.

Mr. Hollander was appointed as the Company’s Executive Vice President and Chief Sourcing and Supply Chain Officer in September 2007. Prior to that appointment, Mr. Hollander served as President, Corporate Sourcing/Piercing Pagoda beginning in May 2006, and was given the additional title of Group Senior Vice President in August 2006. From January 2005 to August 2006, he served as President of Piercing Pagoda. Prior to and up until that appointment, Mr. Hollander served as Vice President of Divisional Merchandise for Piercing Pagoda, to which he was appointed in August 2003. Mr. Hollander served as Senior Vice President of Merchandising for Piercing Pagoda from February 2000 to August 2003. Prior to February 2000, Mr. Hollander held various management positions within Piercing Pagoda beginning in May of 1997.

Item 9.01       Financial Statements and Exhibits.

          (d)         Exhibits.

          99.1      Press Release dated January 13, 2010.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation

Dated:	January 13, 2010	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer